Exhibit 99.1

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Contact:	Susan E. Moss
Vice President of Corporate Communications
(502) 596-7296

KINDRED HEALTHCARE ANNOUNCES NEW EXECUTIVE APPOINTMENTS

LOUISVILLE, Ky. (March 17, 2008) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced new appointments and expanded roles for several of its executives.

Frank J. Battafarano has been named Chief Operating Officer of the Company, Benjamin A. Breier has been named Executive Vice President and President of the Company’s Hospital Division, William M. Altman has been named Senior Vice President of Strategy and Public Policy, and Kim Martin has been named Chief Compliance Officer, reporting to the Board of Directors.

Mr. Battafarano has served as Executive Vice President and President of the Hospital Division since February 2005. He was named President of the Hospital Division in November 1998 and began working for the Company in January 1992. Under Mr. Battafarano’s leadership, annual revenues in the Hospital Division have grown from approximately $845 million to approximately $1.8 billion and the number of hospitals has increased from 52 in December 1998 to 84 currently.

Mr. Breier has served as President of Peoplefirst Rehabilitation since August 2005, having previously served as Senior Vice President of Operations at Concentra, Inc. Since Mr. Breier joined Kindred, Peoplefirst has increased its revenues from $263 million in 2005 to approximately $352 million currently, and has grown its contracts with non-affiliated providers by over 50%.

Mr. Altman has been with the Company since June 1996. He was previously Senior Vice President of Compliance and Government Programs. In this new role he will support Paul J. Diaz, President and Chief Executive Officer of the Company, and Mr. Battafarano in developing and supporting the Company’s strategic plan. In addition, he will continue to lead Kindred’s efforts to improve and rationalize the post-acute healthcare sector through a public policy agenda in Washington, D.C., and the 40 states in which the Company operates. Mr. Altman is President of the Acute Long Term Hospital Association.

“The expansion of Frank’s, Ben’s and Bill’s responsibilities positions us to better execute on our strategic operating plan and support future growth,” Mr. Diaz said. “In 2007, we successfully spun off our pharmacy division and focused our efforts to bring more consistency to the operations of our three remaining operating divisions. As Kindred begins a period focused on new growth and greater involvement in post-acute policy development, we thought it was the right time to have a Chief Operating Officer and expand Mr. Altman’s role. Frank’s years of leadership in the Hospital Division and his working relationship with the entire Company management team puts him in a unique position to continue to move the operations of the Company forward.”

“Ben has done a terrific job growing the rehabilitation division and establishing Peoplefirst as an employer of choice, with low employee turnover, high therapist productivity and high customer satisfaction,” Mr. Diaz said. “The energy and customer service focus Ben has shown with Peoplefirst Rehabilitation will help us continue to improve the quality of our hospital division operations and continue to grow.”

“Bill’s appointment is illustrative of the convergence of our public policy and strategic planning efforts as we work to expand our service lines to meet the needs of a growing high acuity post-acute population. Bill has done a great job working with trade organizations and leading policymakers on behalf of Kindred and the residents and patients we care for.”

Ms. Martin has been named Senior Vice President and Compliance Officer. She was previously Senior Vice President Risk Management and Compliance and will retain those responsibilities. She has been with the Company since January 2003. As Chief Compliance Officer she will assume duties previously handled by Mr. Altman. “Kim has done a tremendous job overseeing our risk management initiatives, which has helped us reduce our professional liability costs and improve customer service,” Mr. Diaz said.

“These appointments will help us continue to position Kindred Healthcare for future growth and create additional opportunities for our patients and their families, our employees and our shareholders,” added Mr. Diaz.

The Company is conducting a national search to find a new President of Peoplefirst Rehabilitation.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE:KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annual revenues of over $4 billion. Kindred through its subsidiaries operates 84 long-term acute care hospitals, 228 skilled nursing centers and a contract rehabilitation services business, Peoplefirst Rehabilitation which provides rehabilitative services, in approximately 630 locations in 40 states across the United States. Kindred’s 52,500 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.